SUBSCRIPTION AGREEMENT

         THIS SUBSCRIPTION AGREEMENT (this "Agreement"), dated as of May 16, 2005, by and among Adsouth Partners, Inc., a Nevada corporation (the "Company"), and Subscriber identified on the signature page hereto (a "Subscriber" and together with other purchasers of the Notes described herein, the "Subscribers").

         WHEREAS, the Company and Subscriber are executing and delivering this Agreement in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) and/or
Section 4(6) of the Securities Act and/or Rule 506 and Regulation D ("Regulation D") of the Securities and Exchange Commission (the "Commission") under the Securities Act; and

         WHEREAS, the Company is willing to sell its securities, as hereinafter defined, during the period ending on June 7, 2005, which period may be extended by the Company, in its sole discretion, on one or more occasions for up to a total of thirty (30) days, which period, as so extended is referred to as the "Subscription Period";

         NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and Subscribers hereby agree as follows:

         1.     The Offering.

                (a) The offering consists of the Company's 12% Convertible Promissory Notes (the "Notes") due March 15, 2007; provided, however, that if any notes are issued subsequent to May 15, 2005, the maturity date of the Notes will be 22 months from the last day of the calendar month in which the Notes are issued. The Note, together with the Initial Shares and Warrants issued pursuant to this Agreement are collectively referred to as the "Securities." The Notes shall be in substantially the form of Exhibit A to this Agreement. For each dollar principal amount of Note purchased, whether pursuant to Section 1(b), 1(c) or 1(d) of this Agreement, the Company will issue to Subscriber contemporaneously with the issuance of the Note:

                     (i) One (1) share of the Company's common stock, par value $.0001 per share ("Common Stock"), for each two and 40/100 dollars ($2.40), with any fractional shares being rounded up to the next higher integral number of shares, the shares of Common Stock issuable pursuant to this Section 1(a)(i) being referred to as the "Initial Shares."

                     (ii) A series B common stock purchase warrant (the "Warrant" and, collectively, the "Warrants") to purchase one and one-quarter (1.25) shares of common stock for each dollar principal amount of Note purchased at an exercise price of $1.275 per share. The Warrants, which shall expire on May 15, 2010, shall be in substantially the form of Exhibit B to this Agreement.

                (b) Subject to Sections 1(c) and 1(d) of this Agreement, the Company will issue Notes in the aggregate principal amount of not less than three hundred thousand dollars ($300,000) and not more than two million five hundred thousand dollars ($2,500,000) at one or more closings during the

Subscription Period, and payment for the Notes shall be made by wire transfer to the account of the Company.

                (c) In addition to the maximum principal amount of Notes issuable pursuant to Section 1(b) of this Agreement, the Company may issue Notes in the maximum principal amount of nine hundred seventy two thousand one hundred twenty dollars ($972,120) pursuant to Section 12(a) of the subscription agreements relating to the Company's February 2005 private placement (the "February 2005 Subscription Agreements"), which give the holders of the notes issued pursuant thereto (the "February 2005 Notes") the right to purchase Notes in this offering by tendering their February 2005 Notes, with each dollar principal amount of February 2005 Notes tendered being valued at $1.20 for the purpose of determining the purchase price of the Notes.

                (d) In the event that any Subscriber makes a bridge loan to the Company in anticipation of the closing of this offering, Subscriber may tender payment for the Notes by tendering the bridge note in the principal amount of the Notes being purchased. At the Closing, the Company shall pay the interest due on the bridge note.

         2.     The Closing.   Upon the satisfaction of all conditions to
Closing set forth in Section 4 of this Agreement. Subscriber shall wire the funds directly to the Company upon receipt from the Company of a certificate from the Company's chief financial offer to the effect that the all conditions to closing set forth in Section 4 of this Agreement shall have been met and attaching a copy of the opinion delivered pursuant to Section 4(c) of this Agreement.

         3.     Security Agreement.   Payment of the Notes will be subject to a
security interest pursuant to a security agreement (the "Security Agreement") in substantially the form of Exhibit C to this Agreement, among the Company, Subscriber and the other Subscribers and ________________, as agent (the "Agent"). The security interest shall be junior and subordinate to the security interests held by holders of Senior Debt, as defined in the Security Agreement, and the rights of the Agent to foreclose on the Collateral, as defined in the Security Agreement, shall be subject to the rights of the holders of the Senior Debt and the other limitations set forth in the Security Agreement. Subscriber, by executing the Security Agreement, agrees to the appointment of the Agent as agent pursuant to the Security Agreement and understands that only the Agent shall be entitled to take any action on behalf of Subscriber pursuant to the Security Agreement, including the right to waive any rights the secured party may have under the Security Agreement.

         4. Conditions to Closing. The date on which Subscriber purchases and pays for the Securities is referred to as the "Closing Date." It shall be a condition to Subscriber's obligation to purchase the Notes that the following conditions shall have been met at the first closing:

                (a) The Company shall have executed the Security Agreement.

                (b) The Company shall have received the proceeds of not less than three hundred thousand dollars ($300,000) from the sale of Notes pursuant to Section 1(b) of this Agreement.

                (c) Counsel for Subscriber shall have received the opinion the Company's legal counsel opining as to the valid issuance of the Initial Shares, the shares of Common Stock issuable upon conversion of the Notes (the "Conversion Shares") and the shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares," and, together with the Initial Shares and the

Conversion Shares, the "Shares") and the availability of an exemption from registration under the Securities Act as it relates to the offer and issuance of the Securities.

         5.     Subscriber's Representations and Warranties.   Subscriber hereby
represents and warrants to and agrees with the Company that:

                (a) Organization and Standing of Subscriber. If Subscriber is an entity, Subscriber is a corporation, partnership or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

                (b) Authorization and Power. Subscriber has the requisite power and authority to enter into and perform this Agreement and to purchase the Securities being sold to it hereunder. The execution, delivery and performance of this Agreement by Subscriber and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, partnership action, limited liability company or other required action, and no further consent or authorization of Subscriber or its board of directors, stockholders, partners, members, beneficiaries or any other person, is required. This Agreement has been duly authorized, executed and delivered by Subscriber and constitutes a valid and binding obligation of Subscriber enforceable against Subscriber in accordance with the terms thereof.

                (c) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by Subscriber of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of Subscriber's charter documents or bylaws or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which Subscriber is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to Subscriber or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on Subscriber). Subscriber is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Securities in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, Subscriber is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

                (d) Information on Company. Subscriber has been furnished with or has had access at the EDGAR Website of the Commission to the Company's Form 10-KSB for the year ended December 31, 2004 as filed with the Commission, together with all subsequently filed Forms 10-QSB, 8-K, S-8 and filings made with the Commission available at the EDGAR website (hereinafter referred to collectively as the "Reports"). In addition, Subscriber has received in writing from the Company such other information concerning its operations, financial condition and other matters as Subscriber has requested in writing (such other information is collectively, the "Other Written Information"), and considered all factors Subscriber deems material in deciding on the advisability of investing in the Securities. Subscriber acknowledges that Subscriber is not relying upon any projections or any other information other than as expressly set forth in this Section 5(d).

                (e) Information on Subscriber. Subscriber is, and will be at the time of the conversion of the Notes and exercise of the Warrants, an "accredited investor," as such term is defined in Regulation D promulgated by the Commission under the Securities Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable Subscriber to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. Subscriber has the authority and is duly and legally qualified to purchase and own the Securities. Subscriber is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof. The information set forth on the signature page hereto regarding Subscriber is accurate. Subscriber is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Subscriber is not a broker-dealer.

                (f) Purchase of Securities. On the Closing Date, Subscriber will purchase the Securities as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

                (g) Compliance with Securities Act. Subscriber understands and agrees that the Securities have not been registered under the Securities Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the Securities Act (based in part on the accuracy of the representations and warranties of Subscriber contained herein), and that such Securities must be held indefinitely unless a subsequent disposition is registered under the Securities Act or any applicable state securities laws or is exempt from such registration. In any event, and subject to compliance with applicable securities laws, Subscriber may enter into lawful hedging transactions with third parties, which may in turn engage in short sales of the Securities in the course of hedging the position they assume and Subscriber may also enter into short positions or other derivative transactions relating to the Securities, or interests in the Securities, and deliver the Securities, or interests in the Securities, to close out their short or other positions or otherwise settle short sales or other transactions, or loan or pledge the Securities, or interests in the Securities, to third parties that in turn may dispose of these Securities.

                (h) Shares Legend. The certificates for the Shares shall bear the following or similar legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ADSOUTH PARTNERS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED."

                (i) Warrants Legend. The Warrants shall bear the following or similar legend:

         "THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON

EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ADSOUTH PARTNERS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED."

                (j) Note Legend. The Note shall bear the following legend:

         "THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ADSOUTH PARTNERS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED."

                (k) Communication of Offer. The offer to sell the Securities was directly communicated to Subscriber by the Company. At no time was Subscriber presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

                (l) Authority; Enforceability. This Agreement and other agreements delivered together with this Agreement or in connection herewith have been duly authorized, executed and delivered by Subscriber and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and Subscriber has full corporate power and authority necessary to enter into this Agreement and such other agreements and to perform its obligations hereunder and under all other agreements entered into by Subscriber relating hereto.

                (m) Restricted Securities. Subscriber understands that the Securities have not been registered under the Securities Act and Subscriber will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Securities unless pursuant to an effective registration statement under the Securities Act or unless an exemption from registration under the Securities Act is available. Notwithstanding anything to the contrary contained in this Agreement, Subscriber may transfer (without restriction and without the need for an opinion of counsel) the Securities to its Affiliates (as defined below) provided that each such Affiliate is an "accredited investor" under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Agreement. For the purposes of this Agreement, an "Affiliate" of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity. Affiliate includes each subsidiary of the Company. For purposes of this definition, "control" means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                (n) No Governmental Review. Subscriber understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Securities or the suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

                (o) No Market Manipulation. Subscriber has not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities or affect the price at which the Securities may be issued or resold. Further, Subscriber shall not engage in any transactions with respect to the Common Stock if Subscriber possesses material non-public information concerning the Company and shall not disclose any material non-public information concerning the Company to any person.

                (p) Correctness of Representations. Subscriber represents that the foregoing representations and warranties are true and correct as of the date hereof and, unless Subscriber otherwise notifies the Company in writing shall be true and correct as of the date on which a registration statement which includes Subscriber's Shares is filed and is declared effective.

                (q) Florida Residents. If Subscriber is a Florida resident or if the offer or sale occurs in Florida or if the documents are delivered in Florida, and if there are least five investors who meet one of these tests, the following shall apply: Pursuant to Section 517.061(11)(a)(5) of the Florida Statutes, Florida investors have a three day right to rescission. If a Florida resident has executed a subscription agreement, he or she may elect, within three business days after signing the subscription agreement, to withdraw from the subscription agreement and receive a full refund and return (without interest) of any money paid by him or her. A Florida resident's withdrawal will be without any further liability to any person. To accomplish such withdrawal, a Florida resident need only send a letter or telegram to the Company at 1515 North Federal Highway, Suite 418, Boca Raton, Florida 33432, Attention of Mr. Anton Lee Wingeier, Chief Financial Officer, indicating his or her intention to withdraw. Such letter or telegram must be sent and postmarked prior to the end of the aforementioned third business day. If a Florida resident sends a letter, it is prudent to sent it by certified mail, return receipt requested, to insure that it is received and also to evidence the time and date when it is mailed. Should a Florida resident make this request orally, he or she should ask for written confirmation that his or her request has been received.

                (r) Pennsylvania Residents. If Subscriber is a Pennsylvania resident, the following shall apply: Each person who accepts an offer to purchase securities exempted from registration by Section 203(d) of the Pennsylvania Securities Act of 1972, as amended, directly from the issuer or affiliate of the issuer, shall have the right to withdraw his or her acceptance without incurring any liability to the seller, underwriter (if any) or any other person within two business days from the date of receipt by the issuer of his or her written binding contract of purchase or, in the case of a transaction in which there is no binding contract of purchase, within two business days after he or she makes the initial payment for the securities being offered. Each Pennsylvania investor is prohibited from selling his or her securities for a period of twelve months from the date of his or her purchase.

                (s) Survival. The foregoing representations and warranties shall survive the Closing Date for a period of three years.

         6.     Company Representations and Warranties.   The Company represents
and warrants to and agrees with each Subscriber that:

                (a) Due Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own its properties and to carry on its business as disclosed in the Reports. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. For purpose of this Agreement, a "Material Adverse Effect" shall mean a material adverse effect on the financial condition, results of operations, properties or business of the Company and its subsidiaries, which are listed in Schedule 6(a) to this Agreement (the "Subsidiaries") taken as a whole.

                (b) Outstanding Stock. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

                (c) Authority; Enforceability. This Agreement, the Note, the Warrants, the Security Agreement and any other agreements delivered in connection with the issuance of the Securities (collectively "Transaction Documents") have been duly authorized, executed and delivered by the Company and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, usury, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity. The Company has full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

                (d) Additional Issuances. There are no outstanding agreements or preemptive or similar rights affecting the Company's common stock or equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of any shares of common stock, preferred stock or other equity of the Company or other equity interest in any of the Subsidiaries of the Company except as described in the Reports or on Schedule 6(d).

                (e) Consents. No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company or any of its Affiliates, nor the Company's stockholders is required for the execution by the Company of the Transaction Documents and compliance and performance by the Company of its obligations under the Transaction Documents, including, without limitation, the issuance and sale of the Securities.

                (f) No Violation or Conflict. Assuming the representations and warranties of Subscribers in Section 4 are true and correct, neither the issuance and sale of the Securities nor the performance of the Company's obligations under this Agreement and all other agreements entered into by the Company relating thereto by the Company will:

                     (i) violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the articles or certificate of incorporation, charter or bylaws of the Company,
(B) to the Company's knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company or any of its Affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its Affiliates is a party, by which the Company or any of its Affiliates is bound, or to which any of the properties of the Company or any of its Affiliates is subject, or (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which the Company, or any of its Affiliates is a party except the violation, conflict, breach, or default of which would not have a Material Adverse Effect; or

                     (ii) except as provided in the Transaction Documents, result in the creation or imposition of any lien, charge or encumbrance upon the Securities or any of the assets of the Company or any of its Affiliates; or

                     (iii) result in the activation of any piggy-back registration rights of any person or entity holding securities of the Company or having the right to receive securities of the Company.

                (g) The Securities.

                     (i) The Securities upon issuance are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the Securities Act and any applicable state securities laws.

                     (ii) The Initial Shares, the Warrant Shares and the Conversion Share will be upon issuance at the Closing or upon conversion of the Notes or exercise of the Warrants, as the case may be, duly and validly authorized and issued, fully paid and non-assessable; provided, however, that no representation is made with respect to the ability of Subscriber to convert the Note or exercise any Warrant if and to the extent that the Conversion Price of the Note or the exercise price of the Warrant would result in the issuance of a number of shares of Common Stock which is greater than the amount by which the authorized Common Stock exceeds the sum of the outstanding Common Stock and the shares of Common Stock reserved for issuance pursuant to outstanding agreements and outstanding options, warrants, rights, convertible securities and other securities upon the exercise or conversion of which or pursuant to the terms of which additional shares of Common Stock may be issuable (the foregoing proviso being referred to as the "Authorized Stock Proviso");

                     (iii) The Securities will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company;

                     (iv) The Securities will not subject the holders thereof to personal liability by reason of being such holders except as provided in this Agreement with respect to indemnification.

                     (v) Subject to the truth and accuracy of Subscriber's representations and warranties herein, the issuance of the Securities will not result in a violation of Section 5 under the Securities Act.

                (h) Litigation. There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its Subsidiaries that would affect the execution by the Company or the performance by the Company of its obligations under the Transaction Documents. Except as disclosed in the Reports, there is no pending or, to the best knowledge of the Company, basis for or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates which litigation if adversely determined would have a Material Adverse Effect.

                (i) Reporting Company. The Company is subject to reporting obligations pursuant to Section 13 of the Exchange Act and has a class of common shares registered pursuant to Section 12(g) of the Exchange Act. Pursuant to the provisions of the Exchange Act, the Company has timely filed all reports and other materials required to be filed thereunder with the Commission during the preceding twelve months.

                (j) No Market Manipulation. The Company and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities or affect the price at which the Securities may be issued or resold.

                (k) Information Concerning Company. The Reports contain all material information relating to the Company and its operations and financial condition as of their respective dates which information is required to be disclosed therein. Since the date of the financial statements included in the Reports, and except as modified in the Schedules hereto, there has been no Material Adverse Event relating to the Company's business, financial condition or affairs not disclosed in the Reports. The Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made.

                (l) Stop Transfer. The Company will not issue any stop transfer order or other order impeding the sale, resale or delivery of any of the Securities, except as may be required by any applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to Subscriber.

                (m) Defaults. The Company is not in violation of its articles of incorporation or bylaws. The Company is (i) not in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a Material Adverse Effect, (ii) not in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) to the Company's knowledge not in violation of any statute, rule or regulation of any governmental authority which violation would have a Material Adverse Effect.

                (n) No General Solicitation. Neither the Company nor any of its Affiliates, nor, to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

                (o) No Undisclosed Liabilities. The Company has no liabilities or obligations which are material, individually or in the aggregate, which are not disclosed in the Reports and Other Written Information, other than those incurred in the ordinary course of the Company's businesses since December 31, 2004 and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                (p) No Undisclosed Events or Circumstances. Since December 31, 2004, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the Reports.

                (q) Capitalization. The authorized and outstanding capital stock (common stock and preferred stock) of the Company as of the date of this Agreement (not including the Securities) are set forth on Schedule 5(d). Except as set forth in the Reports and on Schedule 5(d), there are no options, warrants, or rights to subscribe to, securities, rights or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of the Company or any of its Subsidiaries. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable.

                (r) Dilution. The Company's executive officers and directors understand the nature of the Securities being sold hereby and recognize that the issuance of the Securities will have a potential dilutive effect on the equity holdings of other holders of the Company's equity or rights to receive equity of the Company. The board of directors of the Company has concluded, in its good faith business judgment that the issuance of the Securities is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Conversion Shares upon conversion of the Notes and the Warrant Shares upon exercise of the Warrants is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other stockholders of the Company or parties entitled to receive equity of the Company.

                (s) No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers.

                (t) Investment Company. Neither the Company nor any Affiliate is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                (u) Correctness of Representations. The Company represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects, and, unless the Company otherwise notifies Subscribers prior to the Closing Date, shall be true and correct in all material respects as of the Closing Date.

                (v) Survival. The foregoing representations and warranties shall survive the Closing Date for a period of three years.

    7.          Regulation D Offering.   The offer and, subject to the truth and
accuracy of Subscriber's representations and warranties herein, issuance of the Securities to Subscriber is being made pursuant to the exemption from the registration provisions of the Securities Act afforded by Section 4(2) or
Section 4(6) of the Securities Act and/or Rule 506 of the Commission thereunder.

8.       Conversion of Note.

                (a) (i) Upon the conversion of a Note or part thereof, the Company shall, at its own cost and expense, promptly take all necessary action, including obtaining and delivering, an opinion of counsel to Company's transfer agent, and issue stock certificates in the name of Subscriber (or its nominee) or such other persons as designated by Subscriber and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company's Common Stock and that, unless waived by Subscriber, provided the issuance of the Conversion Shares is then subject to a current and effective registration statement, the certificates for the Conversion Shares will not contain a legend restricting their resale or transferability provided the Conversion Shares are being sold pursuant to an effective registration statement covering the Conversion Shares or are otherwise exempt from registration.

                     (ii) Subscriber will give notice of its decision to exercise its right to convert the Note, interest, any sum due to Subscriber under the Transaction Documents including Liquidated Damages, or part thereof by delivering an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to the Note) to the Company to Section 14(a) of this Agreement. Subscriber will not be required to surrender the Note until the Note has been fully converted or satisfied. Each date on which a Notice of Conversion is given to the Company in accordance with the provisions hereof shall be deemed a Conversion Date. The Company will itself or cause the Company's transfer agent to transmit the certificates for the Common Stock issuable upon conversion of the Note to Subscriber via express mail or overnight courier service for receipt by Subscriber within three (3) business days after receipt by the Company of the Notice of Conversion (such third day being the "Delivery Date"). In the event the Conversion Shares are electronically transferable, then delivery of the Conversion Shares shall be made by electronic transfer provided request for such electronic transfer has been made by Subscriber and Subscriber has complied with all applicable securities laws in connection with the sale of the Common Stock, including, without limitation, the prospectus delivery requirements. A Note representing the balance of the Note not so converted will be provided by the Company to Subscriber if requested by Subscriber, provided Subscriber delivers the original Note to the Company. In the event that a Subscriber elects not to surrender a Note for reissuance upon partial payment or conversion, Subscriber hereby indemnifies the Company against any and all loss, damage, liability or expense, including reasonable fees and expenses of counsel, resulting from a third-party claim in an amount in excess of the actual amount then due under the Note or otherwise resulting from the failure of Subscriber to surrender the Note.

                     (iii) Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to Subscriber and thus refunded to the Company.

                (b) Maximum Conversion. Subscriber shall not be entitled to convert the Note to the extent that the number of shares of Common Stock which would be issuable upon such conversion is in excess of the sum of (i) the number of shares of common stock beneficially owned by Subscriber and its Affiliates on such date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made, which would result in beneficial ownership by Subscriber and its Affiliates of more than 9.99% of the outstanding shares of the Company's Common Stock on such date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with
Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. Subject to the foregoing and the following sentence, Subscriber shall not be limited to aggregate conversions of only 9.99% and aggregate conversions by Subscriber may exceed 9.99%. Subscriber may void the conversion limitation described in this
Section 8(b) upon and effective after 61 days prior written notice to the Company. Subscriber may allocate which of the equity of the Company deemed beneficially owned by Subscriber shall be included in the 9.99% amount described above and which shall be allocated to the excess above 9.99%.

                (c) Adjustments. The Conversion Price, Warrant exercise price and number of shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants shall be adjusted as described in Section 13 of this Agreement.

                (d) Redemption. The Warrants shall not be redeemable or callable. The Company shall have the rights of prepayment and redemption as set forth in the Note.

         9.     Broker/Legal Fees.

                (a) Broker's Fee. The Company and Subscriber each represents to the other that there are no other parties entitled to receive fees, commissions, or similar payments in connection with the Offering except the broker(s) named in Schedule 9 to this Agreement. The Company and Subscriber agree to indemnify the other against and hold the other harmless from any and all loss, liability, damage or expense (including reasonable fees and expenses of counsel) which the other person may incur as a result of or on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby and arising out of such party's actions. The Company agrees that on the Closing Date, the Company will pay to the brokers referred to in said Schedule 9 a cash fee not exceeding 10% of the principal amount of Notes purchased by Subscriber and will issue to such broker or brokers warrants to purchase 10% of the number of shares issuable upon conversion of the Notes purchased by Subscriber.

                (b) Legal Fees. The Company shall reimburse ___________________ for legal and other expenses incurred on behalf of the Subscribers in connection with the Agreement and the other Transaction Documents in the amount of $10,000.

         10.    Covenants of the Company.   The Company covenants and agrees
with Subscribers as follows:

                (a) Stop Orders. The Company will advise Subscriber, promptly after it receives notice of issuance by the Commission, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Common Stock of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

                (b) Filing Requirements. From the date of this Agreement and until the Termination Date, the Company will (A) cause its Common Stock to continue to be registered under Section 12(b) or 12(g) of the Exchange Act, (B) comply in all respects with its reporting and filing obligations under the

Exchange Act, and (C) comply with all reporting requirements that are applicable to an issuer with a class of shares registered pursuant to Section 12(b) or 12(g) of the Exchange Act, as applicable. The "Termination Date" shall mean the first to occur of (i) three (3) years after the Closing Date, or (ii) the date on which all the Shares have been sold or transferred by Subscriber pursuant to a registration statement or pursuant to Rule 144 or are eligible for sale pursuant to said Rule 144 without regard to volume limitations. The Company will use its best efforts not to take any action or file any document (whether or not permitted by the Securities Act or the Exchange Act or the rules thereunder) to terminate or suspend registration under the Exchange Act or to terminate or suspend its reporting and filing obligations under said act until the Termination Date. Until the Termination Date, the Company will use its commercially reasonable best efforts to continue the listing or quotation of the Common Stock on a the market on which it is presently quoted or another acceptable market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the market. The Nasdaq SmallCap Market, the Nasdaq National Market, and the American and New York Stock Exchanges are acceptable markets. The Company agrees to timely file a Form D with respect to the Securities if required under Regulation D and, if requested, to provide a copy thereof to counsel to Subscriber.

                (c) Use of Proceeds. The proceeds of the Offering will be used by the Company for working capital or other corporate purposes.

                (d) Reservation. Prior to the Closing Date, the Company undertakes to reserve and maintain in reserve, from its authorized but unissued Common Stock, a number of shares of Common Stock necessary to allow Subscriber to be able to convert all such outstanding Notes and interest and reserve the amount of Warrant Shares issuable upon exercise of the Warrants. Failure to have sufficient shares reserved pursuant to this Section 10(d) for three (3) consecutive business days or ten (10) days in the aggregate shall be a material default of the Company's obligations under this Agreement and an Event of Default under the Note; provided, however, that if, as a result of the Authorized Stock Proviso, there are not sufficient shares reserved as required in this Section 10(d), the Company shall, within thirty (30) days after the Company becomes aware of such deficiency, prepare and file with the Commission a proxy statement pursuant to which the Company will seek stockholder approval to an increase in the authorized Common Stock sufficient to enable the Company to be in compliance with this Section 10(d). Subscriber agrees to vote in favor of such proposal.

                (e) Taxes. From the date of this Agreement and until the Termination Date, the Company will pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company where the failure to make such payment would have a Material Adverse Effect; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto.

                (f) Books and Records. From the date of this Agreement and until the Termination Date, the Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

                (g) Governmental Authorities. From the date of this Agreement and until the Termination Date, the Company shall duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets where the failure to so comply will have a Material Adverse Effect.

                (h) Confidentiality/Public Announcement. From the date of this Agreement and until the Termination Date, the Company agrees that except in connection with a Form 8-K or a registration statement, it will not disclose publicly or privately the identity of Subscriber unless expressly agreed to in writing by a Subscriber or only to the extent required by law.

                (i) Further Registration Statements. Except for a registration statement filed on behalf of Subscribers pursuant to Section 11 of this Agreement which may include the Shares described on Schedule 10(i) hereto, the Company will not file any registration statements or amend any already filed registration statement, including but not limited to Form S-8, with the Commission or with state regulatory authorities without the consent of Subscriber until the sooner of (i) the date that the Registration Statement described in Section 11(d) of this Agreement shall have been declared effective by the Commission and available for use in connection with the public resale of the Shares for 180 days or (ii) until all the Shares have been sold or transferred by Subscribers pursuant to the Registration Statement or Rule 144 ("Exclusion Period"). The Exclusion Period will be tolled during the pendency of an Event of Default as defined in the Note.

                (j) Non-Public Information. The Company covenants and agrees that neither it nor any other person acting on its behalf will provide any Subscriber or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto Subscriber shall have agreed in writing to receive such information. The Company understands and confirms that each Subscriber shall be relying on the foregoing representations in effecting transactions in securities of the Company.

                (k) Insurance Covenant. Within thirty (30) days from the last sale of Securities in this offering, the Company will name ___________________, as agent for the holders of the Notes (the "Agent"), as beneficiary on a term life insurance policy on the life of John P. Acunto, Jr., with respect to the lesser of one million dollars ($1,000,000) or the total principal amount of Notes outstanding, as collateral security for payment by the Company of its obligations under the Notes. Such designation shall be kept in full force and effect until the Notes shall all be converted or paid as provided in the Notes. The Company shall provide the Agent with evidence of such designation.

                (l) Right to Participate in New Offering. In the event that, prior to the effective date of the Registration Statement, as defined in Section 11(d) of this Agreement, the Company effects a private placement of its securities on terms other than the terms set forth in this Agreement and the Transaction Documents (a "New Offering"), the Company shall give Subscriber five
(5) days' notice setting forth the terms of the New Offering, and Subscriber shall have the right to participate in the New Offering on the same terms and in the same manner as if Subscriber paid an amount equal to purchase price of the Securities to purchase securities in the New Offering. Subscriber may exercise the right granted in this Section 10(l) by, prior to the expiration of such five
(5) day period, (i) giving written notice to the Company stating that Subscriber is exercising such right, (ii) delivering to the Company for cancellation, all of the Securities issued to Subscriber pursuant to this Agreement and the Transaction Documents, (iii) executing such subscription and other documents as are necessary to participate in the

New Offering, and (iv) representing that no brokerage commission is payable by the Company in the event Subscriber exercises such right and agreeing to indemnify the Company in the event that any such fee is claimed, since Subscriber understands that the Company is paying a brokerage fee pursuant to
Section 9 of this Agreement. If Subscriber exercises any rights pursuant to this
Section 10(l), the Company's obligations to Subscriber and Subscriber's obligations to the Company under this Agreement and the other Transaction Documents shall automatically terminate and neither this Agreement nor any of the other Transaction Document shall have any force and effect.

                (m) Covenant Concerning Preferred Stock. The Company agrees that, as long as the Notes are outstanding, it will not, without the consent of Subscriber, issue any shares of its series A convertible preferred stock.

         11.    Registration Rights.   The Company hereby grants the following
registration rights to holders of the Securities.

                (a) On one occasion, in addition to the registration rights set forth in Sections 11(b) and 11(d) of this Agreement, for a period commencing one hundred fifty-one (151) days after the Filing Date (as defined in Section 11(d) of this Agreement), but not later than two (2) years after the Closing Date ("Request Date"), upon a written request therefor from any record holder or holders of more than 50% of the Covered Shares, as hereinafter defined, the Company shall prepare and file with the Commission a registration statement under the Securities Act registering the Shares (collectively "Registrable Shares") which are the subject of such request for unrestricted public resale by the holder thereof. For purposes of this Sections 11, Registrable Shares shall not include any Shares (A) which are registered for sale pursuant to an effective registration statement, (B) included for registration in a pending registration statement, or (C) which have been issued without further transfer restrictions after a sale or transfer pursuant to a registration statement or Rule 144 under the Securities Act or (D) which may be sold pursuant to Rule 144 without limitation on volume. The term "Covered Shares" shall mean Shares held by Subscriber and the other Subscribers or issuable upon conversion of Notes or exercise of Warrants held by Subscriber and the other Subscribers and any broker who received Warrants pursuant to Section 9 of this Agreement. Upon the receipt of such request, the Company shall promptly give written notice to all other record holders of the Covered Shares that such registration statement is to be filed and shall include in such registration statement Registrable Shares for which it has received written requests within ten (10) days after the Company gives such written notice. Such other requesting record holders shall be deemed to have exercised their demand registration right under this Section 11.

                (b) If the Company at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both, except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Registrable Shares for sale to the public, provided the Registrable Shares are not otherwise registered for resale by Subscriber pursuant to an effective registration statement, each such time it will give at least fifteen (15) days' prior written notice to the record holder of the Registrable Shares of its intention so to do. Upon the written request of the holder, received by the Company within ten (10) days after the giving of any such notice by the Company, to register any of the Registrable Shares not previously registered, the Company will cause such Registrable Shares as to which registration shall have been so requested to be included with the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent required to permit the sale or other disposition of the Registrable Shares so registered by the holder of such Registrable Shares (the "Seller" or "Sellers"). In the event that any registration pursuant to this Section 11(b) shall be, in whole or in part, an underwritten public offering of Common Stock, the number of Registrable Shares to be included in such an underwriting may be reduced by the managing underwriter if and to the extent that the Company and the underwriter shall reasonably be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that the Company shall notify the Seller in writing of any such reduction. Notwithstanding the foregoing provisions or Section 11(d) of this Agreement, the Company may withdraw or delay or suffer a delay of any registration statement referred to in this Section 11(b) without thereby incurring any liability to the Seller.

                (c) If, at the time any written request for registration is received by the Company pursuant to Section 11(a), the Company has determined to proceed with the preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for cash of any of its securities for the Company's own account and the Company actually does file such other registration statement, such written request shall be deemed to have been given pursuant to Section 11(b) rather than Section 11(a), and the rights of the holders of Registrable Shares covered by such written request shall be governed by Section 11(b).

                (d) The Company shall file with the Commission a Form SB-2 registration statement (the "Registration Statement") (or such other form that it is eligible to use) in order to register the Registrable Shares for resale and distribution under the Securities Act) not later than sixty (60) days after the Closing Date (the "Filing Date"), and cause it to be declared effective not later than sixty (60) days after the Filing Date (the "Effective Date"). The Company will register a number of shares of Common Stock in the Registration Statement that is equal to number of Shares issuable upon conversion of the Notes and all of the Initial Shares and Warrant Shares issuable upon exercise of the Warrants and Broker's Warrants and 150% of an estimate of the number of shares of Common Stock issuable as interest on the Notes. The Registration Statement will be amended or additional registration statements will be filed by the Company as necessary to register additional shares of Common Stock to allow the public sale of all Common Stock included in and issuable by virtue of the Registrable Shares. Such amendments or additional registration statements must be filed within fifteen business days of the first date upon which insufficient Shares are registered. Without the written consent of Subscriber, no securities of the Company other than the Registrable Shares will be included in the Registration Statement except as described on Schedule 10(i) hereto. In addition to the foregoing, on the maturity date of the Notes, the Conversion Shares shall be subject to an effective registration statement. As used in this Section 11(d), the Closing Date shall mean the first to occur of (i) the last day on which the Company issued Securities to any Subscriber or (ii) June 7, 2005. If Subscriber is purchasing Notes pursuant to Section 1(c) of this Agreement, for purpose of the Subscriber's February 2005 Subscription Agreement, the Company may file the registration statement referred to in such February 2005 Subscription Agreement by the Filing Date as set forth in this Section 11(d).

                (e) If and whenever the Company is required by the provisions of
Section 11(a), 11(b) or 11(d) of this Agreement to effect the registration of any Registrable Shares under the Securities Act, the Company will, prepare the appropriate filing documents and provide a copy for review by Subscriber's counsel, Bruce Rosetto, Esq. at Blank Rome LLP at least five (5) days prior to filing. Upon expiration of such five (5) day period, the Company shall as expeditiously as possible:

                     (i) subject to the timelines provided in this Agreement, prepare and file with the Commission a registration statement required by
Section 11, with respect to such securities and use its commercially reasonable best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as herein provided), promptly provide to counsel for Subscriber copies of all filings and Commission letters of comment and notify Subscribers (by telecopier and by e-mail addresses provided by Subscribers) and their counsel, Bruce Rosetto, Esq. at Blank Rome LLP (by telecopier and by email to Rosetto@BlankRome.com on or before 6:00 PM Eastern Time on the business day after the date that the Company receives notice that (i) the Commission has no comments or no further comments on the Registration Statement, and (ii) the registration statement has been declared effective;

                     (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until such registration statement has been effective for a period of three (3) years, and comply with the provisions of the Securities Act with respect to the disposition of all of the Registrable Shares covered by such registration statement in accordance with the Sellers' intended method of disposition set forth in such registration statement for such period;

                     (iii) furnish to the Sellers, at the Company's expense, such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or their disposition of the securities covered by such registration statement;

                     (iv) use its commercially reasonable best efforts to register or qualify the Registrable Shares covered by such registration statement under the securities or "blue sky" laws of New York and such jurisdictions as the Sellers shall reasonably request in writing, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

                     (v) if applicable, list the Registrable Shares covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

                     (vi) immediately notify the Sellers during the period when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

                     (vii) provided same would not be in violation of the provision of Regulation FD under the Exchange Act, make available for inspection by the Sellers, and any attorney, accountant or other agent retained by the Seller or underwriter, all publicly available, non-confidential financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all publicly available, non-confidential information reasonably requested by the seller, attorney, accountant or agent in connection with such registration statement.

                (f) In connection with each registration described in this
Section 11, each Seller will, as a condition to the inclusion of the Seller's Registrable Shares in the registration statement furnish to the Company in writing such information and representation letters with respect to itself and the proposed distribution by it as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws, including:

                     (i) furnish the information as to any shares of Common Stock or other Securities of the Company owned by Seller, Seller's proposed method of sale, any relationship between the Seller and the Company and any other information which the Company reasonably requests in connection with the preparation of the registration statement and update such information immediately upon the occurrence of any events or condition which make the information concerning the Seller inaccurate in any material respect;

                     (ii) not sell any Registrable Shares pursuant to the registration statement except in the manner set forth in the Registration Statement;

                     (iii) comply with the prospectus delivery requirements and the provisions of Regulation M of the Commission pursuant to the Securities Act;

                     (iv) not sell or otherwise transfer or distribute any Registrable Shares if the Holder possesses any material nonpublic information concerning the Company; and

                     (v) not sell or otherwise transfer any Registrable Shares pursuant to a registration statement upon receipt of advice from the Company that the registration statement is no longer current until the Seller is advised that the Registrable Shares may be sold pursuant to the registration statement.

                (g) The Company and Subscribers agree that the Sellers will suffer damages if the Registration Statement is not filed by the Filing Date and not declared effective by the Commission by the Effective Date, and any registration statement required under Section 11(a) is not filed within 60 days after written request and declared effective by the Commission within 120 days after such request, and maintained in the manner and within the time periods contemplated by Section 11 hereof, and it would not be feasible to ascertain the extent of such damages with precision. Accordingly, if (A) the Registration Statement is not filed on or before the Filing Date, (B) is not declared effective on or before the Effective Date, (C) the Registration Statement is not declared effective within three (3) business days after receipt by the Company or its attorneys of a written or oral communication from the Commission that the Registration Statement will not be reviewed or that the Commission has no further comments, (D) if the registration statement described in Section 11(a) is not filed within sixty (60) days after such written request, or is not declared effective within one hundred twenty (120) days after such written request, or (E) any registration statement described in Sections 11(a) or 11(d) is filed and declared effective but shall thereafter cease to be effective (without being succeeded within fifteen (15) business days by an effective replacement or amended registration statement) for a period of time which shall exceed twenty (20) days in the aggregate per year (defined as a period of 365 days commencing on the date the Registration Statement is declared effective) (each such event referred to in clauses A through E of this Section 11(f) is referred to herein as a "Non-Registration Event"), then the Company shall pay to the holder of Registrable Shares, as Liquidated Damages, an amount equal to two percent (2%) for each whole month, thereafter of the amount of the principal amount of such holder's Note as to which such holder shall have prior thereto advised the Company in writing that such holder intends to convert. The Company must pay the Liquidated Damages in cash; provided, however, that if, on the date that the Company becomes obligated to pay Liquidated Damages, a registration statement covering the Shares has not been declared effective by the Commission, the Company shall issue a Note, in substantially the form of the Note, in the principal amount of the Liquidated Damages. Subject to the foregoing, the Liquidated Damages shall be paid within ten (10) days after the end of each monthly period for which Liquidated Damages are payable. In the event a Registration Statement is filed by the Filing Date but is withdrawn prior to being declared effective by the Commission, then such Registration Statement will be deemed to have not been filed. Liquidated Damages that accrue pursuant to clause (A) of this Section 11(g) will be waived if the Registration Statement is declared effective by the Effective Date. All oral or written comments received from the Commission relating to the Registration Statement shall be responded to within ten (10) business days after receipt of comments from the Commission, unless a longer period of time is required in order to enable the Company to include updated financial information. Notwithstanding the foregoing, the Company shall not be liable to Subscriber under this Section 11(g), and a Non-Registration Event shall not be deemed to have occurred, for any events or delays occurring as a consequence of the acts or omissions of any of the Subscribers contrary to the obligations undertaken by any of the Subscribers, including the failure of any Seller to provide information required by Section 11(e) of this Agreement. Liquidated Damages will not accrue nor be payable pursuant to this Section 11(f) nor will a Non-Registration Event be deemed to have occurred for times during which Registrable Shares are transferable by the holder of Registrable Shares pursuant to an effective Registration Statement or Rule 144(k) under the Securities Act or any similar rule.

                (h) All expenses incurred by the Company in complying with
Section 11, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance and reasonable fee of one counsel for all Sellers including Sellers who purchased notes pursuant to the February 2005 Subscription Agreements (not to exceed $5,000) are called "Registration Expenses." All underwriting discounts and selling commissions applicable to the sale of Registrable Shares, including any other fees and disbursements of counsel to the Seller, are called "Selling Expenses." The Company will pay all Registration Expenses in connection with the registration statement under Section 11. Selling Expenses in connection with each registration statement under Section 11 shall be borne by the Sellers and may be apportioned among the Sellers in proportion to the number of shares sold by the Seller relative to the number of shares sold under such registration statement or as all Sellers thereunder may agree.

                (i) In the event of a registration of any Registrable Shares under the Securities Act pursuant to Section 11, the Company will, to the extent permitted by law, indemnify and hold harmless the Seller, each officer of the Seller, each director of the Seller, each underwriter of such Registrable Shares thereunder and each other person, if any, who controls such Seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Seller, or such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Shares was registered under the Securities Act pursuant to Section 11, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made, and will subject to the provisions of Section 11(j) of this Agreement, reimburse the Seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to the Seller to the extent that any such damages arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (i) the Seller failed to send or deliver a copy of the final prospectus delivered by the Company to the Seller with or prior to the delivery of written confirmation of the sale by the Seller to the person asserting the claim from which such damages arise, (ii) the final prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, or (iii) to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any Seller, or any such controlling person in writing specifically for use in such registration statement or prospectus.

                (j) In the event of a registration of any of the Registrable Shares under the Securities Act pursuant to this Section 11, each Seller severally but not jointly will, to the extent permitted by law, indemnify and hold harmless the Company, and each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Shares were registered under the Securities Act pursuant to Section 11, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such Seller, as such, furnished in writing to the Company by such Seller specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of the Seller hereunder shall be limited to the net proceeds actually received by the Seller from the sale of Registrable Shares covered by such registration statement.

                (k) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 11(j) and shall only relieve it from any liability which it may have to such indemnified party under this Section 11(j) except and only if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 11(j) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified parties, as a group, shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. Such counsel shall be selected by the holders of a majority of the shares having an indemnity claim against the Company, whether pursuant to this Agreement or any other agreements which provide such or similar indemnity.

                (l) In order to provide for just and equitable contribution in the event of joint liability under the Securities Act in any case in which either (i) a Seller, or any controlling person of a Seller, makes a claim for indemnification pursuant to Section 11(h) of this Agreement but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that said Section 11(h) provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of the Seller or controlling person of the Seller in circumstances for which indemnification is not provided under this Section 11; then, and in each such case, the Company and the Sellers will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that any Seller is responsible only for the portion represented by the percentage that the public offering price of its securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, provided, however, that, in any such case, (x) the Seller will not be required to contribute any amount in excess of the public offering price of all such securities sold by it pursuant to such registration statement; and (y) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

          12.   Delivery of Unlegended Stock Certificates.

                (a) Within three (3) business days (such third business day being the "Unlegended Shares Delivery Date") after the business day on which the Company has received (i) a notice that Shares have been sold pursuant to the Registration Statement or Rule 144 under the Securities Act, (ii) a representation that the prospectus delivery requirements, or the requirements of Rule 144, as applicable and if required, have been satisfied, and (iii) the original share certificates representing the shares of Common Stock that have been sold, and (iv) in the case of sales under Rule 144, customary representation letters of Subscriber and/or Subscriber's broker regarding compliance with the requirements of Rule 144, the Company at its expense shall deliver, and shall cause legal counsel selected by the Company to deliver to its transfer agent or to Seller's broker an appropriate instruction and, if required by the Company's transfer agent, opinion of such counsel, opining on the permissibility of the delivery of shares of Common Stock without any legends.

                (b) In lieu of delivering physical certificates representing the unlegended shares, if the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of Subscriber, so long as the certificates therefor do not bear a legend and Subscriber is not obligated to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to electronically transmit the Unlegended Shares by crediting the account of Subscriber's prime broker with DTC through its Deposit Withdrawal Agent Commission system. Such delivery must be made on or before the Unlegended Shares Delivery Date.

                (c) In addition to any other rights available to a Subscriber, if the Company fails to deliver to a Subscriber Unlegended Shares as required pursuant to this Section 12, within seven (7) business days after the Unlegended Shares Delivery Date and Subscriber purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by Subscriber of the shares of Common Stock which Subscriber was entitled to receive from the Company (a "Buy-In"), then the Company shall pay in cash to Subscriber (in addition to any remedies available to or elected by Subscriber) the amount by which (A) Subscriber's total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (B) the aggregate purchase price of the shares of Common Stock delivered to the Company for reissuance as Unlegended Shares together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if a Subscriber purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 of purchase price of shares of Common Stock delivered to the Company for reissuance as Unlegended Shares, the Company shall be required to pay Subscriber $1,000, plus interest. Subscriber shall provide the Company written notice indicating the amounts payable to Subscriber in respect of the Buy-In.

         13.    Certain Rights of Subscriber.

                (a) As used in this Section 13, the term "Excepted Issuance" shall mean the issuance or sale by the Company of its common stock or other securities or debt obligations, except in connection with (i) as a result of the exercise of options or warrants or conversion of convertible notes or amounts which are granted, issued or accrue pursuant to this Agreement or are otherwise outstanding on the date of this Agreement, (ii) as has been described in the Reports filed with the Commission or Other Written Information delivered to Subscriber on or prior to the Closing Date, (iii) full or partial consideration in connection with a strategic merger, consolidation or purchase of substantially all of the securities or assets of corporation or other entity,
(iv) the Company's issuance of securities in connection with license or distribution agreements, other partnering arrangements, asset purchase agreement, or other business agreements or arrangements so long as such issuances are not for the purpose of raising capital, or (v) the Company's issuance of Common Stock or the issuance or grants of options to purchase Common Stock pursuant to the Company's stock option plans, stock incentive plans and employee stock purchase plans..

                (b) Except for the Excepted Issuances, if at any time that the Notes held by Subscriber are outstanding, the Company shall issue any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the

Conversion Price in respect of the Conversion Shares, or if less than the Warrant exercise price in respect of the Warrant Shares, without the consent of Subscriber, then Conversion Price of the Notes then outstanding or the exercise price of the Warrants then outstanding shall be reduced to the effective price paid in such subsequent offering. If the securities are issued as a unit (regardless of whether the issuance is designated as a unit) the price paid per share shall be determined by dividing (i) the number of shares of Common Stock issued by the Company in the transaction, including any shares of Common Stock issued or issuable upon conversion of any convertible securities and upon exercise or any options, warrants and rights by (ii) the total price paid for the securities plus any additional consideration payable upon conversion of any convertible securities and on exercise of any warrants, options or rights, and such comparison shall be made with respect to both this offering and the new offering, and, in making such computation, any warrants issued to any broker or finder shall not be taken into consideration. If Subscriber is purchasing Notes pursuant to Section 1(c) of this Agreement, the provisions of this Section 13 shall replace, in its entirety, the provisions of Section 12 of the February 2005 Subscription Agreement.

         14.    Miscellaneous.

                (a) Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served,
(ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service which provides evidence of delivery with charges prepaid, or (iv) transmitted by hand delivery, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine (with any facsimile transmission being confirmed by e-mail and telephone), at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to:
AdSouth Partners, Inc., 1515 North Federal Highway, Suite 418, Boca Raton, FL 33432, Attn: Lee Wingeier, CFO, telecopier number: (561) 750-0420, e-mail lee@adsouthinc.com, with a copy by telecopier only to: Asher S. Levitsky PC, Esanu Katsky Korins & Siger, LLP, 605 Third Avenue, New York, NY 10158, telecopier number: (212) 716-3338, e-mail alevitsky@ekks.com, (ii) if to Subscriber, to the address and telecopier numbers indicated on the signature pages hereto, with an additional copy by telecopier only to Bruce Rosetto, Esq., Blank Rome, LLC, 1200 N. Federal Highway, Suite 417, Boca Raton, FL 33432, and
(iii) if to the broker, to the address set forth on Exhibit 9 to this Agreement.

                (b) Entire Agreement; Assignment. This Agreement, together with the Transaction Documents, represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties. Neither the Company nor Subscriber has relied on any representations not contained or referred to in this Agreement and the documents delivered herewith. No right or obligation of the Company shall be assigned without prior notice to and the written consent of Subscribers.

                (c) Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

                (d) Law Governing this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the federal or state courts sitting in Palm Beach County, Florida. The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

                (e) Partial Invalidity. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

                (f) Force Majeure. Performance of any obligation under this Agreement (other than payment of money) may be suspended by the Company without liability to the extent that acts of God, war, riot, fire, explosion, accident, flood, sabotage, inability to obtain raw materials or fuel or power, governmental laws, regulations or orders, or labor unrest, strike, lockout, or injunction (whether or not such labor event is within the reasonable control of the Company), delays, prevents, restricts, or limits the performance of such obligation. The Company shall promptly give oral notification, promptly confirmed in writing, to Subscriber of the nature and extent of the matter causing the delay and estimated duration of the suspension period. The Company shall use all reasonable efforts to terminate the condition as soon as possible. Notwithstanding the foregoing, the Company shall not be entitled to delay any obligation pursuant to this Section 13(f) for more than forty five (45) days.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

                    SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT
                    ----------------------------------------

         Please acknowledge your acceptance of the foregoing Subscription Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

                                           ADSOUTH PARTNERS, INC.



                                           By:_________________________________
                                           Name:
                                           Title:


                                           Dated: May 16, 2005


--------------------------------------------------------- ------------------- --------------------- ---------------------
Subscriber's Name, Address and Fax No.                    Note Principal      Warrants              Initial Shares
--------------------------------------------------------- ------------------- --------------------- ---------------------




By:_________________________________
Name:
Title:

                         LIST OF EXHIBITS AND SCHEDULES
                         ------------------------------

         Exhibit A                  Form of Series B Warrant

         Exhibit B                  Form of Note

         Exhibit C                  Form of Security Agreement

         Exhibit D                  Form of Legal Opinion

         Schedule 6(a)              Subsidiaries

         Schedule 6(d)              Additional Issuances / Capitalization

         Schedule 9                 Brokers

         Schedule 10(i)             Other Securities to be Registered

                          Schedule 6(a) - Subsidiaries

Subsidiary                   State of Incorporation
----------                   ----------------------
Adsouth, Inc.                Florida

Dermafresh, Inc.             Florida

Miko Distributors, Inc.      Florida

               Schedule 6(d) - Additional Issuances/Capitalization

The authorized capital stock of the Company consists of 5,000,000 shares of preferred stock, par value $.0001 per share, of which 3,500,000 are designated as Series A Convertible Preferred Stock, and 33,333,333 shares of Common Stock.

No shares of preferred stock have been issued and the Company has no commitments with respect to the issuance of preferred stock, except as expressly provided
Section 10(m) of this Agreement.

As of May 12, 2005, there were approximately* 7,960,931 shares of Common Stock outstanding.

The following lists the approximate* number of potentially issuable shares of Common Stock:

------- -------------------------------------------------------------------------------- --------------------
1.      Outstanding options to purchase shares of common stock pursuant to stock
        option grants which were registered on Form S-8, exercisable at $1.35 per share             733,333
------- -------------------------------------------------------------------------------- --------------------
2.      Outstanding options to purchase shares of common stock pursuant to stock
        option grants which were registered on Form S-8, exercisable at $.90 per share               13,334
------- -------------------------------------------------------------------------------- --------------------
3.      Outstanding options to purchase shares of common stock pursuant to stock
        option grants which were registered on Form S-8, exercisable at $2.445 per share             53,334
------- -------------------------------------------------------------------------------- --------------------
4.      Outstanding options to purchase shares of common stock pursuant to stock
        option grants which were registered on Form S-8, exercisable at $1.38 per share             200,000
------- -------------------------------------------------------------------------------- --------------------
5.      Outstanding options to purchase shares of common stock pursuant to stock
        option grants which were registered on Form S-8, exercisable at $.305 per share              26,667
------- -------------------------------------------------------------------------------- --------------------
6.      Warrants to purchase shares of common stock at $3.00                                          52,445
------- -------------------------------------------------------------------------------- --------------------
7.      Warrants to purchase shares of common stock at $30.00                                          9,076
------- -------------------------------------------------------------------------------- --------------------
8.      The Company has adopted the 2005 Stock Option Plan, pursuant to which an                   1,000,000
        option to purchase 200,000 shares has been granted.  The employment agreements with the Company's Chief Executive Officer, President and Chief Financial
        Officer provide for the grant of options depending on the Company's performance.  It is expected that these options will be granted under the 2005 plan.
------- -------------------------------------------------------------------------------- --------------------
9.      Shares issuable upon exercise of warrants and conversion of notes issued in the February 2005 private placement, plus an indeterminate number of shares
        issuable for interest on the notes.                                                        2,160,261
------- -------------------------------------------------------------------------------- --------------------

* The number of shares of Common Stock is approximate since, in connection with the reverse split, fractional shares were rounded up.

                              Schedule 9 -- Brokers
                              ---------------------

The broker with respect to Subscriber is:

60% to Atlas Capital Services, LLC, 135 East 57th St., New York, NY 10022, Attn:
Mr. Steven Pollan.
40% to Dawson James Securities, Inc., 925 S. Federal Highway, 6th Floor,
Boca Raton, FL 33432, Attn: Robert D. Keyser

                Schedule 10(i) - Others with Registration Rights
                ------------------------------------------------

         The purchasers of the notes in the February 2005 financing have registration rights with respect to the shares issued pursuant to the private placement as well as shares issuable upon conversion of the principal and interest on the notes, exercise of the warrants and liquidated damages.

         In June 2004, the Company issued 133,334 shares of Common Stock in a private placement and granted demand registration right with respect to those shares commencing June 2005. This number of shares is less than 2% of the outstanding common stock.

         In July 2004, the Company issued 46,667 shares of Common Stock in a private placement and granted demand registration right with respect to those shares commencing July 2005. Since the number of shares is less than 1% of the outstanding common stock, the shares can be sold without registration pursuant to Rule 144.